Exhibit 10.2

Amendment #1 to

the Convertible Security Funding Agreement

between

NioCorp Developments Ltd.

And

Lind Global Asset Management III, LLC

Issuer: Investor:	NioCorp Developments Ltd. (the “Company”) Lind Global Asset Management III, LLC (the “Investor”)

Recitals:

Whereas, Company and Investor have previously entered into that certain “Convertible Security Funding Agreement” dated February 16, 2021 (hereinafter referred to as the “Contract”), and Company and Investor wish to further amend the terms and conditions of the Contract as hereinafter provided by executing this amending agreement (“Amending Agreement”). Company and Investor Agree as follows:

Participation Right:

Section 10.4 to the Contract is hereby deleted in its entirety and replaced with the following:

“10.4 Participation Right

The Company hereby grants the Investor the right but not the obligation (the Participation Right), at the Investor’s sole discretion, to participate in any equity financing of the Company (including any financing of securities convertible for, or exchangeable into, Shares of the Company) (each a Subsequent Equity Financing), whereby the Investor may subscribe for up to fifteen percent (15%) of each Subsequent Equity Financing on terms and conditions (if any) identical to all other subscribers in such financing, provided, however, that: (i) the limitations set forth in clause 5.4(e) shall apply mutatis mutandis to the Investor’s exercise of the Participation Right and (ii) the Investor may not participate in a Subsequent Equity Financing for an amount of securities that would exceed the Share Maximum, unless, the Company has obtained the approval of the TSX to issue such Shares without shareholder approval. The Participation Right shall be subject to the following terms and conditions:

(a)   The Company shall provide the Investor with prompt notice in writing of each Subsequent Equity Financing, including all particulars of such Subsequent Equity Financing (the Financing Notice). Each Financing Notice shall be accompanied by all documentation (including without limitation, disclosure documents, offering memoranda, and definitive agreements), as are provided to other subscribers in such Subsequent Equity Financing The Investor shall have no less than five (5) Business Days from the date of receipt of a Financing Notice to advise the Company whether it wishes to participate in such Subsequent Equity Financings and the amount for which the Investor wishes to subscribe under this clause 10.4, which may be less than its entitlement hereunder, provided that if the Company is proposing to undertake a Bought Deal in respect of such Subsequent Equity Financing, the Company shall give such Financing Notice to the Investor as early as practicable in the circumstances in light of the speed and urgency under which Bought Deals are conducted and the Investor shall have three (3) days from the date of receipt of a Financing Notice to advise the Company whether it wishes to participate in such proposed Bought Deal and the amount for which the Investor wishes to subscribe under this clause 10.4, which may be less than its entitlement hereunder. Notwithstanding the foregoing, in the event the Company proceeds with a registered direct offering, the following shall apply:

(i) Between the time period of 4:00 pm (New York City time) and 6:00 pm (New York City time) on the Trading Day immediately prior to the Trading Day of the expected announcement of an equity financing, the Company shall deliver to the Investor a Financing Notice, which will include a notice that the Company is proceeding with a registered direct offering;

(ii) The Investor must provide written notice to the Company by 6:30 am (New York City time) on the Trading Day following the date on which the Financing Notice is delivered to the Investor (the Notice Termination Time) that the Investor is willing to participate in the financing, the amount of such the Investor’s participation, and representing and warranting that the Investor has such funds ready, willing, and available for investment on the terms set forth in the Financing Notice. If the Company receives no such notice from the Investor as of such Notice Termination Time, the Investor shall be deemed to have notified the Company that it does not elect to participate in such financing;

(iii) The Company and the Investor agree that, if the Investor elects to participate in the financing, the transaction documents related to such financing shall not include any term or provision that, directly or indirectly, will, or is intended to, exclude the Investor from participating in an equity financing of the Company, including, but not limited to, provisions whereby the Investor shall be required to agree to any restrictions on trading as to any of the securities of the Company purchased hereunder or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of the Investor. In addition, the Company and the Investor agree that, in connection with a Subsequent Equity Financing, the transaction documents related to such financing shall include a requirement for the Company to issue a widely disseminated press release by 9:30 am (New York City time) on the Trading Day of execution of the transaction documents in such financing (or, if the date of execution is not a Trading Day, on the immediately following Trading Day) that discloses the material terms of the transactions contemplated by the transaction documents in such financing; and

(iv) Notwithstanding anything to the contrary in this Section 10.4 and unless otherwise agreed to by the Investor, the Company shall either confirm in writing to the Investor that the transaction with respect to the Subsequent Equity Financing has been abandoned or shall publicly disclose its intention to issue the securities in the financing, in either case in such a manner such that the Investor will not be in possession of any material, non-public information, by 9:30 am (New York City time) on the second (2nd) Trading Day following date of delivery of the Financing Notice. If by 9:30 am (New York City time) on such second (2nd) Trading Day, no public disclosure regarding a transaction with respect to the financing has been made, and no notice regarding the abandonment of such transaction has been received by the Investor, such transaction shall be deemed to have been abandoned and the Investor shall not be deemed to be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries, as it relates to a Subsequent Equity Financing.

For greater certainty, subsections 10.4(a)(i) to (iv) shall only apply in the context of a registered direct offering.

The Participation Right shall continue for a period of two years from the Closing Date (the Participation Right Period) and shall survive termination or expiration of this Agreement and may be exercised once in whole or in part in respect of each Subsequent Equity Financing conducted, or to be conducted, by the Company during the Participation Right Period. For greater certainty, so long as a Subsequent Equity Financing is announced by the Company during the Participation Right Period, the Participation Right shall apply, even though such Subsequent Equity Financing may be completed after the Participation Right Period. The Company shall not complete a Subsequent Equity Financing until it has complied with this clause 10.4, provided that the restrictions imposed by the application of clause 5.4(e), mutatis mutandis or the Share Maximum shall not constitute non-compliance with this clause 10.4.”

Confidentiality:	This Amending Agreement is subject to the confidentiality provisions in clause 17.14 of the Contract and shall be treated as “this Agreement” for the purposes of such clause 17.14.

Miscellaneous:

Except as specifically amended by this Amending Agreement, the provisions of the Contract remain in full force and effect.

Capitalized terms used but not defined in this Amending Agreement have the meanings given to them in the Contract.

On and after the date of this Amending Agreement, any reference to “this Agreement” in the Contract and any reference to the Contract in any other agreement will mean the Contract as amended by this Amending Agreement.

This Amending Agreement becomes effective when executed by the Parties. After that time, it will be binding upon and enure to the benefit of the Parties and their perspective successors, legal representatives and permitted assigns.

This Amending Agreement shall be governed by, including as to validity, interpretation and effect, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

This Amending Agreement and the Contract shall be read and construed together as if they constituted one document, provided that if there is any inconsistency between the Contract and the provisions of this Amending Agreement, the provisions of this Amending Agreement shall govern.

The Parties agree that this Amending Agreement is a written instrument in writing as contemplated by Section 17.8 of the Contract.

This Amending Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument and such counterparts may be delivered by one Party to the other by e-mail, and such counterparts will be valid for all purposes.

[The remainder of this page is intentionally left blank]

Agreed to and accepted this __2nd _ day of December, 2021.

NioCorp Developments Ltd.

By:	/s/ Mark A Smith
Name:	Mark A. Smith
Title:	Executive Chairman & Chief Executive Officer

Lind Global Asset Management III, LLC

By:	/s/ Jeff Easton
Name:	Jeff Easton
Title:	Managing Director of the Lind Partners, LLC, manager